Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated January 21, 2026, and each of which are part of the Registration Statement of Neuberger Real Estate Securities Income Fund Inc. (the “Registration Statement”).

We consent to the incorporation by reference of our report dated December 21, 2020 with respect to the financial highlights of Neuberger Berman Real Estate Securities Income Fund Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2020, into this Registration Statement. We also consent to the incorporation by reference of our report dated December 23, 2025, with respect to the financial statements and financial highlights of Neuberger Real Estate Securities Income Fund Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated January 23, 2025, with respect to the Senior Securities of Neuberger Berman Real Estate Securities Income Fund Inc. for each of the ten years in the period ended October 31, 2024, included in the Registration Statement dated March 14, 2023, as amended on January 23, 2025 (Form N-2, File No. 333-269347), into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 21, 2026